Exhibit 99.1

Press Release

POWER SOLUTIONS INTERNATIONAL APPOINTS RICHARD HU AS CHIEF EXECUTIVE OFFICER

Veteran global industrial executive selected following comprehensive executive search conducted by Spencer Stuart

Wood Dale, IL, July 27, 2026 — Power Solutions International, Inc. (Nasdaq: PSIX) (“PSI” or the “Company”) today announced the appointment of Richard Hu as Chief Executive Officer, effective August 17, 2026. Mr. Hu will report directly to the Board of Directors. Mr. Hu succeeds Xun (Kenneth) Li, who has served as Interim Chief Executive Officer since May 2026 and will continue to serve as the Company’s Chief Financial Officer.

Mr. Hu was identified through a comprehensive executive search conducted by Spencer Stuart, a leading global executive search and leadership advisory firm. Working closely with the Board over several months, Spencer Stuart evaluated a broad slate of senior leaders across the power generation, industrial equipment, automotive, and adjacent technology sectors before the Board selected Mr. Hu for the role.

“We are pleased to welcome Richard to PSI,” said James Zhang, Chairman of the Board. “With the support of Spencer Stuart, our Board conducted a thorough evaluation of candidates from across industries. Richard’s deep operational expertise, global perspective, and proven ability to scale complex industrial businesses make him the right leader to drive PSI’s profitable growth, particularly as we pursue the significant opportunities in the data center market.”

Mr. Hu brings more than 25 years of global leadership experience spanning Asia, Europe, and the Americas. Prior to joining the Company, Mr. Hu spent six years at BorgWarner, Inc. from 2020 to 2026, most recently serving as Vice President and General Manager of the Americas Region for the Turbo & Thermal Technology business unit, where he held full P&L accountability for a multi-billion-dollar operation encompassing multiple manufacturing plants and technical centers across the United States, Mexico, and Brazil, leading a global team of approximately 3,900 employees. Previously, Mr. Hu served as Senior Vice President and General Manager of Delphi Technologies’ Global Powertrain business unit, where he helped navigate the company through its acquisition by BorgWarner in 2020. His career also includes senior executive roles at Eberspächer (Vice President and Managing Director, Asia Pacific), Magna Steyr (General Manager, China and Korea), and Magneti Marelli.

“I am honored to join PSI at such an exciting time in the Company’s evolution,” said Mr. Hu. “PSI has talented people, differentiated products and technology, and an extraordinary opportunity to establish itself as a leader in the emerging data center market. I look forward to working with the Board, the leadership team, and every member of the PSI organization to drive operational excellence, capture this market opportunity, and deliver long-term value for our stakeholders.”

Additional information regarding Mr. Hu’s appointment and the terms of his employment agreement is set forth in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the power systems, industrial and transportation end markets. The Company’s in-house design, prototyping, engineering and testing capabilities allow PSI to customize high-performance engines using a fuel-agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.

PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, and microgrid solutions, as well as products and packages supporting the growing data center markets. PSI’s industrial end market provides engine and battery powertrain solutions to serve applications such as forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. PSI’s transportation end market provides engine powertrain solutions to specialized applications such as terminal tractors, port equipment, military vehicles, and other non-road vocational vehicles. For more information on PSI, visit www.psiengines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect the Company’s current expectations and assumptions regarding future events. Words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “outlook,” “plan,” “position,” “project,” “prospect,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in or implied by such statements.

The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements include, without limitation: the impact of the macro-economic environment in both the U.S. and international markets; the ability to successfully integrate recent and future acquisitions, including the acquisition of MTL Manufacturing and Equipment; changes in management or other key personnel, including risks associated with leadership transitions and the timing of any related disclosures; the ability to recruit and retain key employees; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S.

tariffs and trade restrictions; the outcome of pending or threatened litigation and regulatory inquiries, including the previously disclosed putative federal securities class action; risks involving potential security lapses and/or cyber-attacks; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; the impact of changes in the Company’s effective tax rate or applicable tax legislation; and the other risks and uncertainties described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and in the Company’s subsequent filings with the U.S. Securities and Exchange Commission, all of which are available on the SEC’s website at www.sec.gov and incorporated by reference into this press release.

The Company’s forward-looking statements speak only as of the date of this press release. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are cautioned not to place undue reliance on any forward-looking statements.

Contacts: Power Solutions International, Inc. Kenneth Li, 630-284-9719, kli@psiengines.com